Exhibit 3.2
CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
FURNITURE BRANDS INTERNATIONAL, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

          Furniture Brands International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
          FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 1,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock, no par value (the “Series A Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”), with respect to such Series A Preferred Stock, which Series A Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued.
          SECOND: The Series A Certificate of Designation was filed with the Office of the Secretary of State of the State of Delaware in connection with the Rights Agreement, dated as of July 30, 1998, by and between the Corporation and American Stock Transfer & Trust

Company, LLC, as successor to The Bank of New York, as rights agent, as amended (the “Rights Agreement”).
          THIRD: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on August, 2, 2009, duly adopted the following resolutions authorizing the elimination of said Series A Stock:
RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the provisions of Section 151 of the DGCL, the Board of Directors hereby eliminates the Series A Junior Participating Preferred Stock, no par value (the “Series A Preferred Stock”), none of which is currently outstanding and none of which will be issued, and that, pursuant to the DGCL, upon such elimination such shares of Series A Preferred Stock shall resume the status that they held prior to their initial designation; and
RESOLVED, that the Authorized Officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series A Preferred Stock of the Corporation with the Secretary of State of the State of Delaware which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation of the Series A Preferred Stock with respect to such Series A Preferred Stock.
          FOURTH: The Rights Agreement expired by its terms on August 3, 2009.
          FIFTH: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 3rd day of August, 2009.

FURNITURE BRANDS INTERNATIONAL, INC.

By: Name:	/s/ Jon D. Botsford Jon D. Botsford
Title:	Senior Vice President, General Counsel & Corporate Secretary

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